CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS




We hereby consent to the use in the Form SB-2 of Patriarch Inc., our report dated April 12, 2002 relating to the balance sheets as at March 23, 2002 and May 31, 2001 and the related statements of operations and changes in stockholders' equity and cash flows for the 296 day period ended March 23, 2002, for the period from inception (February 21, 2001) through May 31, 2001 and for the period from inception (February 21, 2001) through March 23, 2002 of Patriarch Inc. which appears in such Form SB-2, and to the reference to our Firm in the filing.





"Pannell Kerr Forster"

Chartered Accountants

Vancouver, Canada
July 18,2002